Exhibit 99(b)

SECURED SUBORDINATED PROMISSORY NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED FOR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IS AN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

$3,133,344	March 31, 2004

Lake Forest, California

All terms herein which are not defined shall have the meaning set forth in the $2,800,000 Subordinated Note Due 2003 dated December 1, 2003, as amended, made by MAI Systems Corporation in favor of CSA Private Limited, between Maker and Holder, as hereafter defined.

FOR VALUE RECEIVED, MAI Systems Corporation, a Delaware corporation (“Maker” or “MAI”), promises to pay to the order of CSA Private Limited, a Singapore corporation or order (“Holder”), the principal sum of Three Million One Hundred Thirty Three Thousand Three Hundred Forty Four Dollars ($3,133,344), together with interest from the date of this Note on the unpaid principal balance which shall accrue interest at 10% per annum, compounded monthly; provided, however, that this Note shall hereafter only require monthly interest payments of Seven Thousand Five Hundred Dollars ($7,500) per month (or such other amount of interest payments that WAMCO and Canyon will allow, however, such amount will not exceed $10,000 per month without the prior written approval of Holder) until the WAMCO Debt , the Canyon Debt, and the $500,000 promissory note of Maker to Holder (Exhibit 1 hereto), are paid off in full, at which time Maker’s required payments of principal and interest under this Note will be the subject of negotiations between the then current holder of this Note and Maker. In any month in which Maker is not current in its payments, the interest rate shall be 12.5% per annum, compounded monthly. In the event of default of payment of any amount when due, Holder shall give notice of default to Maker, via both facsimile (949/598-6606) and first class mail, and Maker shall have ten (10) business days in which to cure such default after notice has been so given.

All payments hereunder shall be made by wire transfer of immediately available U.S. funds to such account as Holder from time to time shall designate in a written notice to Maker.

Payment shall be credited first to accrued interest then due and payable with the remainder applied to principal.  Prepayment of the principal, together with accrued interest, may be made at any time without penalty or premium.

All payments under this Note are (a) secured pursuant to a Security Agreement dated December 1, 2000 made by Maker in favor of CSA Private Limited, as amended by Amendment No. 1 to Security Agreement dated as of March 31, 2004, and (b) subordinated pursuant to Subordination Agreement dated as of December 1, 2000 by and among all the creditors of Maker, as amended by Amendment No. 1 to Subordination Agreement dated as of March 31, 2004.

If action is instituted to collect this Note, Maker will pay all costs and expenses, including reasonable attorneys’ fees, incurred in connection with such action. Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

The holding of any provision of this Note to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions and the other provisions of this Note shall remain in full force and effect.

This Note shall be secured by Maker’s execution of a Security Agreement of even date herewith.   This Note shall be construed in accordance with the laws of the state of California, without regard to the conflicts of law provisions of the state of California or of any other state..  This Note may not be assigned by Holder to any other party than HIS Holdings, LLC, a California limited liability company (“HIS Holdings”), without HIS Holding’s written consent.

The Maker has caused this Note to be issued as of the date first above written.

MAI Systems Corporation

By:
James W. Dolan, Chief Financial and Operating Officer

HOLDER COVENANTS AND AGREES THAT THE OBLIGATION OF MAKER TO MAKE ANY PAYMENT ON ACCOUNT OF THE PRINCIPAL OF AND INTEREST ON THIS SUBORDINATED NOTE SHALL BE SUBORDINATE AND JUNIOR IN RIGHT AND TIME TO THE PRIOR PAYMENT OF MAKER’S OBLIGATIONS TO THE HOLDERS OF SENIOR INDEBTEDNESS OF MAKER OWED TO WAMCO AND CANYON, TO THE EXTENT PROVIDED IN THE SUBORDINATION AGREEMENT REFERENCED HEREIN, AND THAT IN THE CASES OF ANY LIQUIDATION,  DISSOLUTION, REORGANIZATION OR WINDING-UP OF OR RELATING TO MAKER AS A WHOLE,  ALL OBLIGATIONS OF MAKER TO WAMCO AND CANYON SHALL BE ENTITLED TO BE PAID IN FULL BEFORE ANY PAYMENT SHALL BE MADE ON ACCOUNT OF THE PRINCIPAL OF OR INTEREST ON THIS SUBORDINATED NOTE. IN ADDITION, IN THE EVENT OF ANY SUCH PROCEEDING, IF ANY PAYMENT OR DISTRIBUTION OF ASSETS OF MAKER

OF ANY KIND OR CHARACTER SHALL BE RECEIVED BY THE TRUSTEE OR THE HOLDER BEFORE ALL SENIOR INDEBTEDNESS OF MAKER TO WAMCO AND CANYON IS PAID IN FULL, SUCH PAYMENT OR DISTRIBUTION SHALL BE HELD IN TRUST FOR THE BENEFIT OF AND SHALL BE PAID OVER TO WAMCO AND CANYON UNTIL ALL SUCH SENIOR INDEBTEDNESS SHALL HAVE BEEN PAID IN FULL.

This Note is hereby assigned to HIS Holding, LLC effective as of March 31, 2004.

(Assignee)	(date)

CSA Private Limited

By:
Name:
Title:

Acknowledged:

MAI Systems Corporation

By:
Name:
Title: